UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2015

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31553	76-0307819
(Commission File Number)	(IRS Employer Identification No.)

475 10th Avenue, 4th Floor, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(347) 727-2474

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01: Completion of Acquisition or Disposition of Assets.

On July 31, 2015, Xcel Brands, Inc. (the “Company”) and C Wonder Licensing, LLC, a wholly-owned subsidiary of the Company (“C Wonder Licensing” and, together with the Company, the “Buyers”), completed the acquisition of certain assets of Burch Acquisition, LLC (the “Seller”), including the “C Wonder” trademark and other intellectual property relating thereto, pursuant to an asset purchase agreement (the “Purchase Agreement”) dated as of July 16, 2015 among the Buyers, the Seller and, solely with respect to certain non-compete and confidentiality provisions of the Purchase Agreement, J. Christopher Burch.

In accordance with the Purchase Agreement, the Buyers delivered (i) $2,500,000 in cash and 500,000 shares of common stock of the Company to the Seller and (ii) $500,000 in cash and 500,000 shares of common stock of the Company into escrow in order to secure the indemnification obligations of the Seller.

In addition, the Seller will be eligible to earn additional consideration, which would be payable, if at all, in cash or shares of common stock of the Company, at the Company’s sole discretion, after June 30, 2019, with a value based on the royalties related directly to the assets the Company acquires pursuant to the Purchase Agreement. The value of the earn-out shall be calculated as the positive amount, if any, of (i) two times (A) the maximum net royalties as calculated for any single twelve month period commencing on July 1 and ending on June 30 between the closing date and June 30, 2019 (each, a “Royalty Target Year”) less (B) $4,000,000, plus (ii) two times the maximum royalty determined based on a percentage of retail and wholesale sales of C Wonder branded products by the Company as calculated for any single Royalty Target Year.

The Purchase Agreement and Voting Agreement were filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

XCEL BRANDS, INC.
(Registrant)

By:	/s/ James F. Haran
	Name:	James F. Haran
	Title:	Chief Financial Officer

Date: August 6, 2015